UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2006

Halo Technology Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-33197	88-0467845
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Railroad Avenue, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203 422 2950

Warp Technology Holdings, Inc.
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Subordinated Note to Platinum Equity, LLC

As previously reported, on October 26, 2005, the registrant, Halo Technology Holdings, Inc., formerly known as Warp Technology Holdings, Inc. ("Halo" or the "Company"), completed the transactions contemplated by the Merger Agreement (the "Merger Agreement") dated as of September 12, 2005 by and among the Company, TAC/Halo, Inc., a wholly owned subsidiary of the Company (the "Merger Sub"), Tesseract Corporation ("Tesseract") and Platinum Equity, LLC ("Platinum"), as amended by Amendment No. 1 to the Merger Agreement, dated October 26, 2005, by and among, the Company, Platinum, Tesseract, Merger Sub and TAC/Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("New Merger Sub"). The consideration payable pursuant to the Merger Agreement to Platinum included $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note (the "Note"). The descriptions of the Merger Agreement, Amendment No. 1 to the Merger Agreement and the Note are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, to Amendment No. 1 to the Merger Agreement which was previously filed as Exhibit 10.94 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005, and to the Note which was previously filed as Exhibit 10.96 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005.

On March 31, 2006, the Company and Platinum entered into an Amendment and Consent, (the "Amendment"). Pursuant to the Amendment, the maturity of the Note was modified such that the aggregate principal amount of the Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest on the earliest of (w) the second business day following the closing of the acquisition of Unify Corporation by the Company, (x) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (y) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment or (z) July 31, 2006. In accordance with the Amendment, $1,000,000 was paid to Platinum on March 31, 2006. This description of the Amendment is qualified in its entirety by reference to the Amendment, attached as Exhibit 10.120 hereto and incorporated herein by reference. Since the entire amount of the Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum as part of the consideration under the Merger Agreement. These shares would have been canceled if the Note had been paid in full by that date.

Material Relationship to Platinum

Platinum holds 7,045,454 shares of the Company’s Series D Preferred Stock, which is convertible into 7,045,454 shares of the Company’s common stock. Furthermore, under the Merger Agreement, as amended, Platinum has the right to convert certain working capital adjustments into an additional 1,818,182 shares of Series D Preferred Stock. Gupta Holdings, LLC, an affiliate of Platinum, owns 2,020,000 shares of Series C Preferred Stock of the Company, which is convertible into 2,020,000 shares of Common Stock of the Company, and warrants to acquire 2,312,336 shares of Common Stock. As of March 23, 2006, the Company had 7,810,840 shares of Common Stock issued and outstanding, 13,362,688 shares of Series C Preferred Stock issued and outstanding and 7,045,454 shares of Series D Preferred Stock issued and outstanding. Accordingly, if all of the Company’s outstanding preferred stock were converted into common, Platinum would hold approximately 25% of the then outstanding shares of Common Stock of the Company, and Gupta Holdings would hold approximately 7% of the then outstanding shares of Common Stock of the Company. However, there are certain restrictions in the Series D and Series C Preferred Stock, as well as on the warrants held by Gupta Holdings, which restrict conversion in certain circumstances so that the holder does not acquire more than 9.9% of the Company’s then outstanding Common Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No. Description

10.120 Amendment and Consent between the Company and Platinum Equity, LLC, dated March 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halo Technology Holdings, Inc.

April 3, 2006	By:	Ernest C. Mysogland

Name: Ernest C. Mysogland
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

10.120	Amendment and Consent between the Company and Platinum Equity, LLC, dated March 31, 2006